Exhibit 4.1

AMENDMENT NO. 2 TO

COMMON STOCK PURCHASE WARRANT OF ORAMED PHARMACEUTICALS INC.

THIS AMENDMENT AGREEMENT (this "Amendment"), made and entered into as of the 13th day of November, 2012, by and between Oramed Pharmaceuticals Inc. (the "Company") and Regals Fund LP (the "Holder").

WHEREAS
on January 10, 2011, the Company issued to Attara Fund, Ltd. ("Attara"), a Common Stock Purchase Warrant of the Company, which was exercisable for 2,187,500 shares of the Company's Common Stock (as further specified therein), a copy of which is attached hereto as Exhibit A (the "Attara Warrant");

WHEREAS
on March 11, 2012, Attara assigned and transferred the Attara Warrant to the Holder and the Company cancelled the Attara Warrant and issued to the Holder a new Common Stock Purchase Warrant of the Company, which is exercisable for 2,187,500 shares of the Company's Common Stock (as further specified therein), a copy of which is attached hereto as Exhibit B (the "Original Regals Warrant");

WHEREAS
on August 28, 2012, the Company and the Holder entered into that certain Amendment No. 1 to the Original Regals Warrant, a copy of which is attached hereto as Exhibit C, (as amended, the "Regals Warrant"); and

WHEREAS	as a result of the closing of the Company's recent transaction with D.N.A Biomedical Solutions Ltd., certain terms of the Regals Warrant are subject to automatic adjustment, as detailed below.

NOW THEREFORE, in consideration of the mutual and respective representations, undertakings and covenants herein contained, the parties hereby agree as follows:

1.	The preamble and the exhibits attached hereto constitute an integral part hereof.

2.	Capitalized terms in this Amendment shall have the same meaning as in the Regals Warrant, unless otherwise expressly stated herein.

3.	The Regals Warrant shall be hereby amended by deleting all references in the Regals Warrant to "2,956,081", and replacing it with "3,485,500".

4.	The Regals Warrant shall be hereby amended by replacing Section 2(b) ("Exercise Price") in its entirety, with the following:

4.1.	"Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.3138, subject to adjustment hereunder (the “Exercise Price”)".

5.	Except as set forth in and modified by this Amendment, all of the terms and provisions of the Regals Warrant shall remain unmodified and in full force and effect.

6.
This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.

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7.	IN WITNESS WHEREOF, this Amendment No.2 has been executed by the parties hereto as of the day and year first hereinabove written:

ORAMED PHARMACEUTICALS INC.

By:  /s/ Nadav Kidron
Name:  Nadav Kidron
Title:    Chief Executive Officer

REGALS FUND LP
By: Regals Fund GP LLC, its general partner

By: /s/ David M. Slager
Name:  David M. Slager
Title:    Managing Member

Exhibits

Exhibits A, B and C herein are incorporated by reference from Exhibit 4.3 to the Company's Annual Report on Form 10-K/A filed December 21, 2012.